Exhibit 10.2

synlogic, Inc.

AMENDMENT TO OPTION AGREEMENTS

This Amendment, effective as of June 5, 2018, amends the terms of the options outstanding on the date hereof dated May 15, 2017 (the “2017 Option Agreement”) and March 14, 2018 (the “2018 Option Agreement”) as set forth on Exhibit A hereto, (collectively, the “Options” and the “Option Agreements”) issued by Synlogic, Inc. (the “Company”) to you (the “Participant”) under the Company’s 2017 Stock Incentive Plan (the “2017 Plan”) and the Company’s 2015 Equity Incentive Award Plan (the “2015 Plan”).  All capitalized terms used in this Amendment without definition or reference have the meanings set forth in the respective Option Agreements or in the 2017 Plan or 2015 Plan, as applicable.

WHEREAS, Section 20 of the 2017 Option Agreement and Section 5.11 of the 2018 Option Agreement provide that the Option Agreements may be amended as provided in the 2017 Plan or 2015 Plan, respectively;

WHEREAS, Section 4(e) of the 2017 Plan and Section 6.4 of the 2015 Plan provide that the respective Option Agreements may be amended by the Company with the Participant’s consent;

WHEREAS, the Company and the Participant have entered into that certain Letter Agreement and Release dated May 9, 2018 (the “Letter Agreement”) pursuant to which the Participant, the Company’s former President and Chief Executive Officer, has agreed to continue to advise the Company’s Interim CEO and the Company on an as-needed basis through November 15, 2018 (the “Consultancy Period”); and

WHEREAS, the Company and the Participant desire to amend the Options to extend the exercise period of the Options as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and in the Letter Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the 2017 Option Agreement and the 2018 Option Agreement are hereby amended as follows:

1.	Extension of Exercise Periods.
(A)	The second paragraph of Section 4 of the 2017 Option Agreement is hereby deleted in its entirety and replaced with the following:

If the Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate for any reason other than the death or Disability of the Participant, or termination of the Participant for Cause (the “Termination Date”), the Option to the extent then vested and exercisable pursuant to Section 3 hereof as of the Termination Date, and not previously terminated in accordance with this Agreement, may be exercised until the earlier of (i) November 15, 2018, or (ii) the termination by the Company of the Consultancy Period (as defined in that certain Letter Agreement and Release dated May 9, 2018 pursuant to which the Participant has agreed to continue to advise the Company’s Interim CEO and the Company on an as-needed basis through November 15, 2018), but may not be exercised thereafter except as set forth below.  In such event, the unvested portion of the Option shall not be exercisable and shall expire and be cancelled on the Termination Date.

(B)	Section 3.3(c) of the 2018 Option Agreement is hereby deleted in its entirety and replaced with the following:
(C)

the earlier of (i) November 15, 2018, or (ii) the termination by the Company of the Consultancy Period (as defined in that certain Letter Agreement and Release dated May 9, 2018 pursuant to which the Participant has agreed to continue to advise the Company’s Interim CEO and the Company on an as-needed basis through November 15, 2018).

2.

Acknowledgement of Impact on Incentive Stock Option.  The Participant acknowledges and agrees that allowing for an option that is currently an incentive stock option under Section 422 of the Internal Revenue Code to be exercised more than three months after the Participant’s termination of employment, other than by reason of death or disability, will result in the option being taxed as a non-qualified option, and that therefore, by entering into this Amendment, the Participant’s Option issued under the 2017 Option Agreement will be taxed as a non-qualified option.

3.

Agreement.  This Amendment supersedes any and all prior or contemporaneous oral or written agreements between the Participant and the Company and, together with the Letter Agreement, sets forth the entire agreement between the Participant and the Company with respect to the subject matter hereof.  To the extent not expressly amended hereby, the Option Agreements remain in full force and effect.

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Synlogic, Inc.

/s/ Todd Shegog

Todd Shegog

Chief Financial Officer

ACCEPTED AND AGREED BY:

/s/ Jose-Carlos Gutiérrez-Ramos

Jose-Carlos Gutiérrez-Ramos

Exhibit A

Jose-Carlos Gutiérrez-Ramos Options To Be Amended

Date of Grant Notice	Number of shares	Exercise Price	Type of Option	Shares Vested
May 15, 2017	36,950	$13.53	ISO	14,780
May 15, 2017	129,010	$13.53	Non-Qualified	26,704
March 14, 2018	112,991	$9.95	Non-Qualified	5,021

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